Exhibit 10.3
EMPLOYMENT AND CONFIDENTIALITY AGREEMENT
     This Agreement made and executed this 23rd day of February, 2007, effective as of December 1, 2006, by and between MORRIS H. WHEELER (hereinafter “Employee”) and COHESANT TECHNOLOGIES INC., a Delaware corporation (hereinafter “Company”).
     WHEREAS, the Employee is the President and Chief Executive Officer of the Company;
     WHEREAS, the Company and the Employee desire to provide that Employee shall continue with the Company in such capacity in the future upon the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Company and the Employee agree as follows:
Section 1 — Definitions.
     Capitalized terms in this Agreement not otherwise defined in this Agreement will have the meanings set forth in this Section 1.
     (a) “Affiliate” of a person or entity means, collectively and individually, a person or entity that, directly or indirectly, through one or more intermediaries, is controlled by or is under common control with such person or entity.
     (b) “Business” means; (i) the protection and renewal of water and wastewater infrastructure, including, but not limited to, collection systems, water treatment facilities, wastewater treatment facilities, water storage facilities, and water distribution and other piping systems for municipal, industrial, commercial and residential infrastructures (collectively, “Water and Wastewater Infrastructure”); (ii) the design, development, manufacture and sale of specialty polymer coatings designed for the protection and renewal of Water and Wastewater Infrastructure; and (iii) the design, development, manufacture and sale of plural-component spray finishing and coating equipment, replacement parts and supplies used in the operation of this equipment in applying polyesters, polyurethanes, polyureas and epoxies. The protection and renewal of Water and Wastewater Infrastructure is effected by the direct application by the Company of corrosion protection and other specialty coatings to the Water and Wastewater Infrastructure, as well as the licensing, franchising, sale or other distribution of the Company’s or similar technology relating to such coating processes to third parties that effects such rehabilitation work.

     (c) “Cause” means that, in the reasonable judgment of the Board, including at least two-thirds of the “independent directors” (as such term is defined in the rules and regulations of the Nasdaq Stock Market), any of the following events have occurred:
     (i) the willful and continued failure by Employee to substantially perform his duties with the Company, after written notification by the Company, and the failure to correct such breach or failure within a 30-day period following such notification;
     (ii) the willful engagement by Employee in conduct which is demonstrably injurious to the Company, financially or otherwise; provided that actions undertaken to implement a policy, business plan, acquisition or other plan approved by the Board of Directors and subsequently found to be injurious, financially or otherwise, is not the type of conduct that gives rise to grounds for termination under this subsection (c);
     (iii) action or inaction by Employee that is a breach of fiduciary duty consisting of self-dealing, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or the engagement by Employee in egregious misconduct involving moral turpitude; or
     (iv) Employee’s conviction of, or plea of guilty or nolo contendere to a felony or a crime of moral turpitude.
For purposes of this Agreement, no act, or failure to act, by Employee shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that such action was in the best interest of the Company. Any actions taken by the Employee that are determined to be contrary to the express policies or directives of the Board of Directors or outside the scope of authority of the Employee, as expressly stated by the Board, shall not be considered in the best interest of the Company.
     (d) “Compete” means to own, manage, operate, control or advise as an employee, director, officer, consultant, or otherwise, whether directly or indirectly, any business (whether a sole proprietorship, partnership, corporation, limited liability company, firm, joint venture, trust or other entity) that is engaged in the Business at any time during the Employment Period.
     (e) “Good Reason” means (i) a material and continuing failure to pay to Employee compensation and benefits that have been earned, if any, by Employee, (ii) any downward adjustment by the Board of Directors in Employee’s base salary (excluding an “across the board” decrease in the salaries of executive officers and senior employees of not greater than ten percent (10%) from the prior year, (iii) a material reduction in Employee’s title, position or responsibilities, or (iv) any breach by the Company of this Employment Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Employee.
     (f) “Permanent disability” shall mean the inability of Employee to perform his duties hereunder due to physical or mental illness, including drug abuse and alcoholism, for either (i) 270 days within any consecutive 12-month period or (ii) a six (6) consecutive months period. In addition, the “permanent disability” of Employee shall also have been deemed to have occurred if the Employee shall have had appointed a guardian or conservator for him or such appointment shall have been made by a court of competent jurisdiction.
     (g) “Restricted Period” means the period during which the Employee is employed by the Company and for a period of eighteen (18) months thereafter.
     (h) “Total Compensation” means all compensation payable to the Employee, on an annual basis, pursuant to the terms of paragraph (a), (e) and (f) of Section 4 hereof.
Section 2 — Employment and Term.
     The Company hereby employs the Employee, and the Employee hereby accepts such employment, for an initial term commencing on December 1, 2006 and ending on November 30, 2009, unless sooner terminated in accordance with Section 5 or Section 8 herein; with such employment to continue in accordance with the terms of this Agreement from year to year thereafter unless one party gives the other party at least six months advance written notice of its election not to renew this Agreement (said initial term and any continuation thereof being hereinafter referred to as the “Employment Term”).
     During the Employment Term, Employee agrees to devote such time and attention to his employment by Company, as the parties mutually agree, and to perform all duties assigned by Company faithfully and industriously and to the best of Employee’s ability. The parties recognize that Employee may engage in unrelated business ventures, provided such additional outside employment does not interfere with his duties or responsibilities to the Company. Notwithstanding the foregoing, it is specifically agreed that the Employee’s current scope of activities with and through Drummond Road LLC will not be deemed to be prohibited by this Section.
Section 3 — Duties and Authority.
     During the Employment Term, the Employee agrees (i) to perform such duties as may be reasonably requested by the Company’s Board of Directors and (ii) to comply with all policies and directives now or hereafter issued by the Company’s Board of Directors; (iii) to perform well and faithfully all of the duties referred to above in accordance with the rules and regulations established and to be established by the Company.

Section 4 — Compensation.
     During the Employment Term, the Company will pay or provide, as the case may be, to the Employee the following (collectively, “Compensation”):
     (a) As of January 1, 2007, a base salary (“Base Salary”), payable bi-weekly (and subject to normal and customary payroll deductions), at the rate of Two Hundred Twenty Thousand Dollars ($220,000) per annum; provided, however, effective on January 1 on an annual basis, the Employee’s Base Salary shall be increased by the greater of (i) an amount determined by the Board of Directors or (ii) the increase in the cost of living as determined by reference to the Consumer Price Index for Urban Wage Earners and Clerical Workers (Cleveland/Akron), published by the U.S. Government comparing the index at December 1 of one year to December 1 of the preceding year; and further provided, that the Board of Directors may reduce the annual salary solely in connection with an “across the board” salary reduction in the salaries of the executive officers and key employees. In connection with any such salary reduction, such reduction may not exceed ten percent (10%) and may not occur more than one time during the Employment Term.
     (b) Reimbursement (or payment on the Employee’s behalf) of the Employee’s reasonable business travel, entertainment or other expenses incurred in the performance of the Employee’s duties hereunder;
     (c) Medical, hospitalization and dental insurance for the Employee and his dependents consistent with the insurance provided to other executive officers employees of the Company and its subsidiaries and participation in any pension, profit sharing, 401(k), or any other benefit plan adopted by the Company in which the Company’s and its subsidiaries’ executive officers or employees are generally eligible to participate;
     (d) Thirty (30) days paid time off per year;
     (e) Automobile allowance of One Thousand Three Hundred Dollars ($1,300) per month, and reimbursement for all repairs, maintenance, gasoline and other business related expenses in connection therewith; and
     (f) Annual bonus based upon the return on equity, compounded annual growth in adjusted book value of the Company or such other pre-determined performance metrics designated periodically by the Board of Directors . The Employee’s bonus potential shall be set at the time of establishment of the threshold, target and stretch performance goals. Employee’s annual bonus shall be paid in two installments on June 30th and December 31st pursuant to the terms of a management incentive plan adopted by the Compensation Committee of the Board of Directors of the Company. The June 30th payment shall be equal to 25% of the estimated annual bonus payable based upon annualized year-to-date performance as of May 31th, as reasonably calculated by the Chief Financial Officer of the Company. The December 31st payment shall be based upon actual annual performance.
     (g) Long-term incentive payments, in the form of cash and/or equity compensation, pursuant to such incentive plans as may be adopted by the Compensation Committee of the Board of Directors of the Company.
     (h) Financial and tax planning services approved by the Compensation Committee of] the Board of Directors of the Company in an amount not to exceed $10,000 per annum.
Section 5 — Disability and Death.
     (a) In the event of the Permanent Disability of Employee, the Company shall have the right thereafter to terminate this Agreement with Employee by sending written notice of such termination to Employee, and thereupon this Agreement shall terminate.
     (b) The parties hereto hereby agree that if a disagreement arises as to whether a condition of Permanent Disability exists hereunder, Employee shall submit to a physical examination by a physician of the Company’s choice affiliated with either The Cleveland Clinic or University Hospitals, or their successors. The physician’s determination shall be conclusive upon all parties. The Company shall bear the expense of the physician. Employee hereby consents to the examination provided for herein and waives, if applicable, any privilege that exists between any physician and Employee as a result of such examination.
     (c) This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the Employment Term. In the event of the death of Employee, all Compensation due Employee up to the date of death, as well as salary due through the remainder of the current employment year, shall be paid to Employee’s estate or beneficiaries.
     (d) Notwithstanding anything contained herein to the contrary, Employee shall be compensated as set forth in this Agreement, through the date of termination of this Agreement due to Permanent Disability or death; provided, however, in the event of Permanent Disability any such compensation shall be reduced by any amounts payable to Employee from or in respect of disability insurance plan for which the Company has paid any portion of the premiums therefore and which payments are received by the Employee for the period of such incapacity or illness.
Section 6 — Indemnification/Insurance.
     In addition to the payments due under Section 4 hereof, the Company will hold harmless, indemnify and defend the Employee (including advancing expenses as and when incurred) from and against any claims, investigations and proceedings for any actions taken in his capacity as a director, officer or employee during the term of his employment or service with the Company to the maximum extent permitted by law. At minimum, the Employee shall be entitled to the same indemnification protection provided under applicable law and/or the Company’s governing documents, as well as the same liability insurance (if any) currently in effect or hereafter obtained by the Company, for its directors and officers. The provisions of this Section 6 shall survive any expiration or termination of this Agreement or the Employee’s employment with the Company.
Section 7 — Ownership of Programs and Materials.
     Employee acknowledges that Intellectual Property developed for Company use, in whole or in part, is proprietary and confidential information of Company, developed at great expense to Company. Employee acknowledges and agrees that all Intellectual Property relating to the Business developed by the Employee during Employee’s employment that is subject to copyright protection shall be deemed “work made for hire” pursuant to the Copyright Act, as amended, 17 U.S.C. § 101, et seq. and shall be the sole property of Company. Provided, further, that, to the extent that any Intellectual Property relating to the Business, that is subject to protection under the Copyright Act, is not deemed “work-for-hire,” Employee hereby assigns to Company all rights that the Employee may have or acquire with respect to such Intellectual Property, including all copyright rights with respect thereto. Employee further hereby assigns to Company all patent and all other ownership rights to the Intellectual Property to Company. Employee hereby agrees to execute any and all documents necessary to carry out the aforesaid assignment. Employee further agrees that if Employee fails to execute any such documents or is unavailable at the time necessary for such execution, Company is hereby appointed as Employee’s attorney-in-fact for the purpose of executing such documents.
Section 8 — Termination.
     In addition to the termination provisions set forth in Section 5 of this Agreement, the Company may terminate this Agreement at any time with or without “Cause”. If the Company terminates Employee’s employment for reasons other than “Cause”, Employee shall be entitled to a lump-sum severance payment equal to the payments and benefits under this contract on the remaining Employment Term, but in no event shall the payment be equal to an amount that is less than eighteen months of his then base salary plus 1.5 times the annual bonus based on the assumption that the Company and Employee had achieved the targeted performance goals for the year of termination. Further, Employee shall be entitled to continued medical, hospitalization and dental insurance, consistent with that provided during employment, at the Company’s expense, as well as his auto allowance provided under Section 4(e), all for a period of eighteen (18) months following the date of employment termination. Notwithstanding the foregoing, Employee, upon written notice to the Company delivered within 30-days of his termination date, may elect to receive a lump-sum payment equal to the Company’s cost of his medical, hospitalization and dental insurance and auto allowance or either of them, in lieu of continued coverage for the 18-month period. No severance pay or benefits are due under this Agreement if Employee terminates his employment voluntarily or is terminated for “Cause”.
     Any termination by the Employee for Good Reason shall be deemed to be a termination by the Company without “Cause.” Employee acknowledges that the potential severance payment hereunder is attributable, in part, to his agreement to the noncompetition provision set forth in Section 9, which is applicable regardless of the reason for his termination of employment.
     Any termination of the Employee’s employment for Cause will not be in limitation of any other right or remedy which the Company may have under this Agreement, at law, or in equity.
     Should Employee’s termination for reasons other than “Cause” occur within two years after a “Change-in-Control,” Employee shall be entitled to a lump-sum severance payment equal to 2.99 of Total Compensation (with the annual bonus amount used in such calculation equal to the amount that would be payable based on the assumption that the Company and Employee had achieved the targeted performance goals for the year such termination occurred). Further, Employee shall be entitled to continued medical, hospitalization and dental insurance, consistent with that provided during employment, at the Company’s expense, for a period of thirty six (36) months following the date of employment termination; provided that if the Company is unable to continue coverage for Employee under its group insurance plan, it shall purchase individual coverage provided that the Company shall not be required to pay insurance premiums greater than those attributable to Employee’s coverage immediately prior to his termination of employment. Notwithstanding the foregoing, Employee, upon written notice to the Company delivered within 30-days of his termination date, may elect to receive a lump-sum payment equal to the Company’s cost of his medical, hospitalization and dental insurance in lieu of continued coverage for such 36-month period.
     A “Change in Control” means the occurrence during the Employment Term of the following events:
(i)	the Company merges or consolidates with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii)	a person or group acting in concert within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the date of this Agreement) of the

Securities Exchange Act of 1934, becomes the beneficial owner (as defined in Rule 13d-3) of 50% or more of the voting power of the then outstanding voting securities of the Company; provided that the foregoing shall not apply to any existing ownership interest of more than 50% of the Company’s Common Stock;

(iii)	a sale of all or substantially all of the Assets of the Company.
     If any payment or distribution, of whatever kind, to be made by the Company to or for the benefit of Employee, following a Change of Control, is determined to be an Excess Parachute Payment that is not deductible by the Company for federal income tax purposes and with respect to which Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), the payments or distributions shall be reduced to an amount equal to One Dollar ($1.00) less than the 280G Limit. The 280G Limit being the maximum amount of payments that Employee may receive without becoming subject to the excise tax imposed by Section 4999 of the Code and without the Company suffering a loss of deduction under Section 280G of the Code. If any payment or distribution is subject to reduction under this provision, Employee shall have the right to determine which payments or distributions shall b e reduced.
     Upon the expiration of the Employment Term, Employee will return to the Company all property of the Company, including, but not limited to, keys, credit cards, financial reports, source codes, object codes, programs, flow charts, formulae, customer and supplier information and all other materials relating to the Business. The aforesaid obligations include all media containing such information including any magnetic or optical media or other storage device.
Section 9 — Covenant Not to Compete.
     (a) The Employee covenants and agrees that during the Restricted Period, the Employee will not, directly or indirectly, Compete anywhere that the Company engages in Business; Employee recognizing that a substantial portion of the Company’s business is outside North America. Without limiting the generality of the foregoing restrictive covenant, the Employee further covenants and agrees that during the Restricted Period, he will not: (i) promote the business of any person, firm, association or corporation or other entity engaged in a business which Competes with the Business; (ii) solicit, divert, take away or attempt to solicit, divert or take away any of the Company’s customers; (iii) cause or attempt to cause any of the Company’s customers to cease transacting business with the Company; or (iv) induce or attempt to induce any employee of the Company to terminate such employment. Notwithstanding the foregoing, recognizing that Employee and his Affiliates’ other activities include investments in private and public corporations and other entities, nothing in this

Agreement shall preclude Employee or his Affiliates, directly or indirectly, from providing capital to other businesses, including businesses that may Compete with the Company or its subsidiaries; provided that Employee may not (i) have more than a 3% equity interest, on a fully diluted basis, in any entity that Competes with the Company or its subsidiaries, or (ii) serve as an officer, director or advisor to such entity.
     (b) Reasonableness of Restrictions. Employee acknowledges that: (1) his experience and capabilities are such that the provisions of this Section 9 will not prevent Employee from earning a livelihood or applying his professional skills and knowledge; (ii) the terms and conditions contained in this Section 9 and in Section 10 hereof are reasonable and necessary for the protection of the Business by the Company; and (iii) the nature of the employment arrangement contemplated hereby is such that the Company may not be adequately compensated with monetary damages for any violation by the Employee of any of the provisions of this Section 9 or Section 10 hereof.
     Accordingly, the Employee agrees and consents that if Employee violates any of the provisions contained in this Section 9 or Section 10 hereof, the Company will be entitled to apply for an injunction, to be issued by any court of competent jurisdiction, restraining the Employee from committing or continuing any violation of this Section 9 or Section 10 hereof, and that any such remedy sought or obtained by the Company will not be considered a waiver of the rights of the Company to assert any other remedies it may have under this Agreement, at law or, in equity.
     (c) Severability. The Employee agrees that each of the covenants set forth in this Section 10 is separate and distinct, independent of others, and that the illegality or invalidity of any one or more of them or any part of one or more of them will not render the others illegal or invalid, and that if the invalidity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions will nevertheless be enforced to the maximum extent permitted by law and effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction, and the Employee hereby consents and agrees that such scope may be judicially modified, accordingly, in any proceeding brought to enforce such covenants and restrictions.
     (d) Independent Significance. The restrictive covenants set forth in this Section 9 and the covenants of confidentiality contained in Section 10 below on the part of the Employee are of the essence of this Agreement and will be construed as independent of any other of the provisions of this Agreement (other than the Company’s monetary obligations to Employee under Sections 4 or 9), and the existence of any claim or cause of action of the Employee against the Company (other than a claim under Section 4 or 8 hereof), whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said restrictive covenants.

Section 10 — Confidential Information.
     (a) Non-Disclosure in General. As a consequence of the Employee’s employment with the Company, the Employee has and will receive and deal with confidential information and business methods, including, but not limited to, its unique systems, operations, processes, testing procedures, devices, formulae, computer programs and data bases, drawings, blueprints, sketches, records, development data and reports, engineering data and reports, quality control specifications, cost analyses, flow charts, process sheets, know-how, information relating to technical matters and information relating to sales, financial structure, pricing, marketing data, personnel data, and other information of like nature including but not limited to customer lists and supplier contracts (collectively, the “Confidential Information”). The Employee further acknowledges that Confidential Information of the Company, received or dealt with by the Employee is of such a value and nature as to make it reasonable and necessary for the protection of the Company that the Employee not Compete with the Company during the Restricted Period, and that the Company will be irreparably damaged if the Employee were to disclose (other than as permitted in this Agreement) any of the Confidential Information that the Employee has acquired or dealt with as a result of his employment or other association with the Company, or will acquire or deal with as a result of his involvement with the Company. The Employee acknowledges that all Confidential Information and other information regarding the Company compiled or obtained by the Employee, or furnished to the Employee in connection with his involvement with the Company, is confidential information and the Company’s exclusive property. Upon demand by the Company, and in any event within three (3) days following termination of this Agreement for any reason, the Employee will surrender to the Company all Confidential Information and all other original and facsimile records, documents and data in his possession or under his control pertaining to the Company.
     (b) Exceptions. Confidential Information of the Business shall not be deemed to include information of the Business that:
(i)	at the time of disclosure, is properly in the public domain or thereafter properly becomes part of the public domain by publication or otherwise through no fault or act of the Employee;

(ii)	the Employee can conclusively establish was properly in his possession prior to the time of the disclosure to the Employee of the Confidential Information;

(iii)	the Employee independently developed without the use of any Confidential Information received from the Company; or

(iv)	is required to be disclosed by legal process.

Section 11 — Non-Waiver.
     The failure of either party at any time or from time to time to require performance of any of the other party’s obligations under this Agreement will in no matter affect such party’s rights to enforce any provision of this Agreement at a subsequent time, and the waiver by either party of any right arising out of any breach will not be construed as a waiver of any right arising out of any subsequent breach.
Section 12 — Notices.
     Any notice in writing and shall be personally delivered, mailed by United States certified mail, return receipt requested, or sent by overnight courier addressed as follows: or as set forth in any notice of change of address previously given in writing by the addressee to the addressor:

To the Employee:	Morris H. Wheeler
2923 Drummond Road
Cleveland, Ohio 44120

To the Company:	Cohesant Technologies, Inc.
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
     Notice shall be deemed given on the date of receipt of the communication.
Section 13 — Miscellaneous.
     (a) Non-Disclosure of Terms. Except as required by applicable law, the parties covenant and agree not to disclose to any third parties any information regarding, or the existence of, the employment, negotiations or arrangements between the Company and the Employee unless required by federal or state securities laws, court order or arbitration. This provision will also bind the stockholders, directors, officers, employees, agents, representatives and affiliates of the Company.
     (b) Amendments. This Agreement may be amended only in a writing executed by both of the parties hereto.
     (c) Assignment. This Agreement is for personal services to be provided by the Employee and may not be assigned or transferred by the Employee to, or the obligations of the Employee performed by, any other party. This Agreement and the rights and obligations hereunder may not be assigned by the Company to any other party, except that this Agreement, in whole and not in part, may be assigned by the Company to any future purchaser of the Company or of its Business.

     (d) Entire Agreement. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.
     (e) Headings. Section and paragraph headings are not to be considered part of this Agreement. They are included solely for convenience and are not intended to be full or accurate descriptions of the contents hereof.
     (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.
     (g) Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, his heirs, executors, administrators, personal representatives and successors.
     (h) Recitals. The recitals hereto are an integral part of this Agreement and are incorporated herein by reference.
     (i) Costs and Expenses. The Company will bear its own, and shall reimburse the Employee for his reasonable, costs and expenses, not to exceed $10,000, in connection with the negotiation and preparation of this Agreement. The Company shall pay any fees and expenses incurred by the Employee, as and when incurred, in connection with Employee’s enforcement of any provision of this Agreement or any action brought to interpret the provisions of this Agreement. The foregoing provision includes reimbursing Employee his legal fees if the Company terminates this Agreement for cause and it is subsequently determined, by judicial decision or arbitration, that no “cause” existed.
     IN WITNESS WHEREOF, the parties have executed this Agreement this 23 day of February 2007.

COHESANT TECHNOLOGIES INC.

/s/ Morris H. Wheeler	/s/ Dwight D. Goodman
Morris H. Wheeler	Dwight D. Goodman
Chairman, Compensation Committee